Filed under Rule 433

File No. 333-174906

Final Term Sheet

March 7, 2012

Issuer:	CMS Energy Corporation
Security:	5.05% Senior Notes due 2022
Aggregate Principal Amount Offered:	$300,000,000
Maturity Date:	March 15, 2022
Coupon:	5.05%
Yield to Maturity:	5.090%
Spread to Treasury:	312.5 basis points
Benchmark Treasury Security:	2.000% due February 15, 2022
Benchmark Treasury Yield:	1.965%
Interest Payment Dates:	March 15 and September 15
First Interest Payment Date:	September 15, 2012
Public Offering Price:	99.689%
Optional Redemption:	Make-whole call at any time prior to December 15, 2021 at Treasury rate plus 50 basis points and, thereafter, at par
Trade Date:	March 7, 2012
Settlement Date:	March 12, 2012 (T+3)
Expected Ratings:	Ba1 / BB+ / BB+ (Moody’s / S&P / Fitch) Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
Joint Book-Running Managers:	Barclays Capital Inc.
BNP Paribas Securities Corp.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
RBS Securities Inc.
UBS Securities LLC
Co-Managers:	Fifth Third Securities, Inc.
The Huntington Investment Company
PNC Capital Markets LLC
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.
CUSIP/ISIN:	125896BK5 / US125896BK56

CMS Energy Corporation has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents CMS Energy Corporation has filed with the SEC for more complete information about CMS Energy Corporation and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, CMS Energy Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, BNP Paribas Securities Corp. toll-free at (800) 854-5674, J.P. Morgan Securities LLC collect at (212) 834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322, RBS Securities Inc. toll-free at (866) 884-2071 or UBS Securities LLC toll-free at (877) 827-6444, extension 561 3884.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

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